


Schedule for Computation of   Initial
Fund Performance Data         Invest of:   $1,000

Tennessee Municipal Cash Trust
Institutional Shares          Initial
                              Offering
                              Price/Share= $1.00

Return Since Inception 5/22/95NAV=         $1.00
  ending 10/31/96

FYE:  October 31, 1996
                                           Beginning             Capital  Reinvest Ending           Total
DECLARED:  Daily              Reinvest     Period    Dividend    Gain     Price    Period  Ending   Investment
PAID:  Monthly                Dates        Shares    /Share      /Share   /Share   Shares  Price    Value
                              5/31/96      1000.000  0.001119240 0.00000  $1.00    1001.11 $1.00    $1,001.12
                                                                                   9
                              6/30/96      1001.119  0.002987905 0.00000  $1.00    1004.11 $1.00    $1,004.11
                                                                                   0
                              7/31/96      1004.110  0.002770331 0.00000  $1.00    1006.89 $1.00    $1,006.89
                                                                                   2
                              8/31/96      1006.892  0.003135774 0.00000  $1.00    1010.05 $1.00    $1,010.05
                                                                                   0
                              9/30/96      1010.050  0.002928798 0.00000  $1.00    1013.00 $1.00    $1,013.01
                                                                                   8
                              10/31/96     1013.008  0.002855103 0.00000  $1.00    1015.90 $1.00    $1,015.90
                                                                                   0





Note:  The Fund has not paid any income or ST capital gain dividends in FYE        10/31/96.







$1,000 (1+T) = Ending Value


T =
1.59%


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